SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
(as Permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐     Soliciting Material Pursuant to Section 240.14a-12

Aspect Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

January 16, 2003

VIA FACSIMILE AND FEDERAL EXPRESS

Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, TX 76102
Attention: Geoffrey Raynor, President

Dear Mr. Raynor:

Aspect Communications Corporation acknowledges receipt of your letter dated January 14, 2003, a copy of which is enclosed. Our Board, together with its advisors, has reviewed the letter in great detail and considered it in light of Aspect’s transaction with Vista Equity Partners. Following this review, and given among other things, the uncertainty of closing the transactions you suggest (as Scepter has disclosed in its own SEC filings), the lack of specificity of a number of terms in your letter, and the minimal difference in conversion price set forth in your letter, when weighed against the benefit to our shareholders of a rights offering, the Board has been unable to conclude that your letter constitutes a bona fide and superior proposal in the context of Aspect’s definitive agreement with Vista.

Regards,

ASPECT COMMUNICATIONS CORPORATION

/s/    BEATRIZ V. INFANTE

Beatriz V. Infante
Chairman, President, and Chief Executive Officer

SCEPTER HOLDINGS, INC.
301 COMMERCE STREET, SUITE 2975
FORT WORTH, TEXAS 76102
January 14, 2003

Chairman of the Board of Directors
Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, CA 95131

Dear Chairman:

We both know that the rights offering we have proposed is economically better for shareholders than the Vista transaction. Rather than expending time and resources fighting each other, we believe that the best interests of shareholders would be better served by the Board talking with us regarding a consensual rights offering. As such, if the Board agrees to cancel the Vista transaction and instead immediately implements a shareholder rights offering on substantially the same terms as the Vista transaction, except you may increase the conversion price from $2.25 to $2.50, we will agree to backstop the entire deal as described in our proxy materials and provide $50 million of immediate bridge financing at LIBOR flat, subject to customary terms and conditions. We will also cancel our plans to hold a special meeting to replace the current board of directors.

Aspect will then have its money on even better terms than it has it now and shareholders will be given the right to participate. Both those shareholders who participate and those who choose not to participate will be better off than in the Vista transaction because they will both experience less dilution. The board will remain in place so there will be no perceived disruption of Aspect’s business. Further, the company will actually receive more net cash, even after paying Vista a termination and closing fee, because the fees associated with a rights offering are significantly less than those associated with the Vista transaction (Aspect would net approximately $47.5 million in the rights offering versus $45.5 million in the Vista transaction).

We are prepared to execute a legally binding term sheet and fund the $50 million immediately. Hence, we have removed every possible argument you have voiced against a rights offering.

If you choose to continue to ignore the rights offering possibility, we will be forced to continue with our plans to call a Special Meeting on February 21st to replace the current board. We already have the requisite percentage to call the meeting and you should be receiving the notice from us shortly. I think it is only fair for you to know that we have retained litigation counsel to defend our rights as shareholders. We are prepared to seek prompt legal recourse, including seeking a temporary restraining order against the Vista transaction as well as other potential derivative actions. As you well know, we have the resources to see this through.

In light of your fiduciary duties to shareholders and our offer, which eliminates the concerns raised by the company, we believe you should welcome this opportunity to handle this in a fair, businesslike manner and deliver greater value to shareholders.

Regards,
Geoffrey Raynor,
President